EXHIBIT 99.2

On October 29, 2014, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Please stand by. We're about to begin. Welcome everyone to inTEST Corporation's 2014 Third Quarter Financial Results Conference Call. At this time all participants are in a listen only mode. Later we'll conduct a question and answer session and at that time if you have a question you'll need to press star 1 on your telephone keypad.

As a reminder this conference is being recorded today and a replay will be accessible at www.intest.com. I would now like to turn the call over to Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Aaron, and thank you for joining us for inTEST's 2014 Third Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and CEO, Hugh Regan, Treasurer and Chief Financial Officer, Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segments. Mr. Matthiessen will briefly review highlights from the third quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and the step guidance for the fourth quarter of 2014. We'll then have time for any questions. If you've not yet received a copy of today's release of how it may be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events. With that let me now turn the call over to Robert Matthiessen. Please go ahead, Bob

Robert Matthiessen:

Thanks Laura. Welcome everyone to our 2014 Third Quarter conference call. While Hugh will review the financial results in detail, I will review some of the highlights and will then discuss our markets and what we're seeing in our customer base.

Results for the Third Quarter were within guidance, and the decline reflects the industry's normal seasonal patterns. Q3 bookings were $10.6 million compared with second quarter 2014 bookings of $12.6 million and net revenues for the third quarter were $10.8 million compared with second quarter net revenues of $12.3 million. A steady growth in the electronics industry is boosting semiconductor manufacturing, while innovations in semiconductor devices and the growing complexity of silicon chips is driving demand for the ATE industry. For inTEST we continue to see a good year for 2014; in fact, better than 2013. On a year-to-date basis bookings and revenue are up 15% and 6% respectively, compared with the same period last year, fueled by the momentum and strength of our business as well as the demand and adoption of our new products from a wide range of customers.

Our thermal non-semiconductor related business again increased in both absolute dollars and as a percentage of revenues. For the third quarter 38% of bookings and 34% of net revenues were derived from non semi test, an increase of 11% and 27%, respectively over Q2 2014. Recall that at the end of the second quarter last year we revised the non-semi related historical bookings and revenue figures to include service, which had previously not been included.

inTEST Corporation has demonstrated that during periods of cyclically declining revenues, the Company is structured such that we can remain profitable, and for the third quarter we reported our 20th consecutive quarter of profitability, a metric we are very proud of. Very few large cap companies in this sector can make this claim, let alone our micro cap peers. Five years of profitability is not only gratifying, it's a testament to the diligence and hard work of our entire organization. In addition, we reported a positive book-to-bill ratio for the quarter and have a solid balance sheet with no debt. Let me turn to the segments in which we operate, starting with Thermal Products.

Our Thermal Products segment is our largest, most profitable and diversified division and is providing inTEST with significant growth opportunities in the future. Through the strategic diversification of our Thermal Products segment, we are creating new opportunities in industrial testing and broadening our end market penetration. Our solutions are highly engineered and application-specific and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted not only to our traditional semiconductor market but also to electronics test applications in various growth markets including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications.

Thermal segment bookings for the third quarter were $6.5 million, compared with $6.1 for the second quarter. Thermal segment revenues for the third quarter were $5.9 million, compared with second quarter revenues of $6.1 million and although revenues were marginally down, our thermal segment exceeded expectations for the quarter.

Our Q3 Sigma Systems business more than doubled. Six thermal engines were booked for a major defense contractor, marking the first phase of expansion to other factory locations of an automated production line. Ten large thermal platforms were ordered by another defense contractor for use with production tests of radar modules. A manufacturer of satellite communications equipment continues to expand, ordering six thermal platforms. And four chambers were ordered from an industrial censor manufacturer.

Temptronic GmbH reported record revenue and profit for the month of September and also booked orders for two air chillers from a new OEM integrator building production test systems for a major automotive supplier. Ten units per year are expected.

Turning to the mechanical product segment, third quarter mechanical product bookings were $2.3 million compared with second quarter bookings of $4.2 million. Mechanical sales were $3.1 million compared with $4.1 million in the second quarter.

There were push outs of roughly $1.0 million involving various combinations of docking and interface that both Mechanical and Electrical that will ship in Q4. This was not a push out in the normal sense, but rather a hold by a customer until they did a thorough checkout of the first installation. That was successful so now they need those parts quickly.

IntelliDock, our highly automatic docking system, has now been evaluated and accepted by a major IDM who has chosen the system as the docking standard for a new roadmap test system. The first delivery occurred at the end of Q3, with the remainder of the order to be delivered during Q4. The inTEST 4 cam version of "Ultra Probe" PIB direct docking hardware for probing was proven and accepted by a major IDM. They purchased multiple sets.

At SemiCon West in July, we exhibited our newest interface and docking products which were very well received; and we were a sponsor of the TestVision 2020 Workshop.

Now let me turn it to our electrical segment. Bookings for the third quarter were $1.8 million compared with $2.4 million in the second quarter. Q3 electrical revenues were $1.8 million, compared with $2.1 million in the second quarter. Our inFLEX probe tower product line had been evaluated and accepted by several major customer during Q2 and deliveries began in Q3. inTEST Silicon Valley has shipped a number of wafer sort interfaces with integrated purge which allow the customer to test at extreme temperatures for extended periods of time without having frost form on the wafer. And, we received the first order for a new high pin count mixed signal wafer probe interface from a large IDM. This customer acceptance was completed and the first delivery occurred near the end of the third quarter.

So before I turn the call over to Hugh let me give you some perspective on the markets we serve and why we are confident for a stronger 2014. We are well on our way to the end of the year, and have accomplished a great deal and we are poised to deliver a full year of strong earnings growth. While guidance for the fourth quarter is reflective of the normal seasonal patterns, our results for the year to date have been stronger than in the prior year and our quote activity and customer adoption of our new products is solid.

We are growing inTEST on the base of our semiconductor business. We've increased our footprint in the thermal test solution area and serve a number of vertical markets outside of semi, which we have significant exposure to. Technological forces that are driving opportunity for inTEST include The Internet of Things; pervasive Connectivity, with faster, lighter and smarter mobile devices fundamentally changing the way we all live and work; improved Efficiency that optimizes products' environmental impact; and Reliability to enhance confidence in new products while reducing the cost of ownership.

Our technology-driven innovation will provide inTEST with significant growth opportunities in the future. Our long-term objective is to grow and transform the Company into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semi business we've increased our footprint with the evolution of our non-semi thermal test solutions. We offer a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications. We believe the conditions for our long term success remain firmly in place. And with that I'd like to turn the call over to Hugh.

Hugh Regan, Jr.:

Thanks Bob. Third quarter 2014 end user net revenues were $9.9 million or 92% of net revenues compared with second quarter 2014 end user net revenues of $11.3 million. OEM net revenues were essentially flat, coming at $894,000 or 8% of net revenues, down from $1.0 million or 8% for the second quarter of 2014. As noted earlier, net revenues from markets outside of semiconductor test were $3.6 million or 34% of net revenues compared with $2.9 million or 23% of net revenues in the second quarter.

The company's gross margin for the third quarter was $5.2 million or 48% as compared with $6.1 million or 49% in the second quarter. The reduction in the gross margin was the result of an increase in our fixed manufacturing costs as a percentage of our net revenues, which increased from 12% of the second quarter net revenues to 14% of third quarter net revenues. While these costs increased the percentage of net revenues sequentially, they actually declined $71,000 or 5% sequentially, due to lower facility costs in the third quarter compared to the second quarter.

Our consolidated component material costs remained flat at 35.4% for both the second and third quarters. Our Thermal and Electrical Products segments both experienced decreases in their component material costs during the third quarter. Our Thermal Products segment's component material costs decreased from 30.5% in Q2 to 28.3% in Q3, while our Electrical Products segment saw its component material costs decline from 37.6% in Q2 to 37.3% in Q3. The decrease in the component material costs in both segments were driven by changes in both product and customer mix. Mechanical Products segment's component material costs increased from 41.6% in Q2 to 47.5% in Q3 due to changes in product mix.

I will now discuss the breakdown of operating expenses for the quarter. While selling expense was $1.5 million for both the second and third quarters, it actually declined by $68,000 or 4% sequentially. The decrease was due to lower levels of sales commission expense resulting from reduced sales levels in the third quarter compared to the second.

Engineering and product development expense was $894,000 for Q3 compared to $887,000 for Q2, an increase of $7,000 or 1%. The increase was a result of increased spending on R&D supplies as well as an increase in patent legal costs. These increases were almost fully offset by a reduced salary and benefits costs in our Thermal Products segment.

General and administrative expense for the third quarter was $1.5 million compared to $1.6 million the second quarter, a decrease of $93,000 or 6%. The decrease was primarily driven by lower levels of officer bonus expense on reduced profits in the third quarter compared to the second quarter. To a lesser extent there were also reductions in corporate legal costs and salary and benefit expense.

Other expense was $16,000 for the third quarter compared to other income of $10,000 for the second quarter. The sequential change was driven by foreign currency translation losses in the third quarter which was caused by the reduction of the Euro against the dollar.

We accrued income tax expense of $431,000 during the third quarter compared to $697,000 in the second quarter. Our effective tax rate was 34% in both the second and third quarters and we expect our effective tax rate will range from 22 to 27% during the fourth quarter of 2014, due to an expected reduction in the valuation allowance we currently carry against our German deferred tax assets. At September 30, 2014, we had total deferred tax benefits of $1.4 million, down from $1.6 million at the end of June and our remaining net operating loss carry forward at September 30 was $122,000 for domestic state and $1.8 million for foreign related to our German operations.

Third quarter net income was $837,000 or $0.08 per diluted share, compared with second quarter net income of $1.4 million or $0.13 per diluted share. Average shares outstanding were 10,478,000 at September 30.

Amortization and depreciation expense was $225,000 for the third quarter and EBITDA was $1.5 million for the third quarter, down from $2.3 million for the second quarter.

Consolidated headcount at the end of September (which includes temporary staff) was 130, the same level we had at the end of June. I'll now turn to our balance sheet.

Cash and cash equivalents at the end of the third quarter were $20.1 million, up $531,000 from June 30. We currently expect cash and cash equivalents to increase in the fourth quarter.

Accounts receivable decreased during the quarter by $195,000 to $7.5 million at September 30 and inventory decreased slightly to $3.8 million at the end of the third quarter. Capital expenditures during the third quarter were $112,000, down from $224,000 in the second quarter. The additions were in our Thermal Products segment and primarily represented additions to our leased systems.

Bob provided consolidated and segment booking data earlier in the call and the backlog at the end of September was $4.7 million, down slightly from $4.8 million at the end of June.

In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenues for the quarter ended December 31, 2014 will be in the range of $8.5 to $9.5 million with net earnings ranging from $0.03 to $0.07 per diluted share. We currently expect that our Q4 2014 product mix will be more favorable than the third quarter and that the fourth quarter gross margin will range from 47% to 49%.

Operator that concludes our formal remarks. We can now take questions.

Operator:

Thank you. And just as a reminder it's star 1 to ask a question. And we'll go first to Les Sulewski with Sidoti Company.

Les Sulewski:

Good evening guys. How are you?

Robert Matthiessen & Hugh Regan:

Hello Les.

Les Sulewski:

Can you provide us with an update of how the offshoring of manipulators went and just an overall transfer on that?

Robert Matthiessen:

Yes, I'll take you right to the horse's mouth. I have Dan Graham here and he runs that division. Dan?

Daniel Graham:

That is going a little bit slower than anticipated. We're being very careful in assessing the number one candidate involvement. We're going back and forth with some great detailed questioning. Having said that we have increased somewhat a number of parts we're having made in China.

We've been using a vendor from China for some time for many of our smaller machine parts particularly complex ones. And that works very well for those smaller parts but not for the large ones like the manipulators. So we're pressing ahead. We fully intend to complete that and we certainly haven't forgotten about it.

Hugh Regan:

Les, this is Hugh Regan. I'd expect now that we'll probably be making further comments, but the timeline has been pushed back by at least six months on this, so I'd anticipate probably sometime in the second quarter of 2015 we would have something more definitive.

Les Sulewski:

Okay. Can you talk a little bit about what - you mentioned multiple new product lines coming out. What's been most successful to date? What are you seeing the most interest in, perhaps if you can break it down by each segment as well that would be helpful?

Robert Matthiessen:

Yes. In the - Dan do you want to tell him about your segment?

Daniel Graham:

Yes. In the two segments I operate with - we have a new fully automated dock, a highly automated dock using pneumatics and also some electrical sensors that is basically a push button operation. That's a bit more expensive so it's better margins and we do have some customers who are willing to pay for that. We have just shipped our first units of that dock to a major IDM as Bob mentioned in his remarks. And it's been very successfully tested and they're very happy with it so far.

In the electrical segment we have developed an interface for the Flex family of Teradyne testers which is a major family. There are three different testers in various configurations and we started shipping those in the last three or four months and they've also been very well received at multiple customers.

Robert Matthiessen:

In the thermal business we have a lot of products. I'll let Jim comment on them.

James Pelrin:

Yes. In the thermal business particularly the Sigma Systems products we ship quite a few new products. Many times each customer represents a new product. They're not unnecessarily high volume and repeat products, but we do that on a very consistent basis.

Les Sulewski:

Thank you. That is helpful. Moving on with thermal as well, I think you mentioned in the previous call that you're expecting a pick up in the thermal business for the second half just according to - there was about $5.9 [million] in revenue this quarter. What can we expect in the fourth quarter, just to realize your expectation?

Hugh Regan:

We're actually as you know Les we provided guidance on revenue for the company we don't break our revenue guidance down by operating segment. While the thermal segment did have a slight decline in sales between Q2 and Q3 the important metric for them was the increase in bookings of 7% which would indicate typically that you would see a trend up in fourth quarter there.

As we discuss publicly in calls as well as in our filings, not all of our segments operate on the same cycle. So thermal tends to be - their semiconductor demand also tends to be slightly different than ours but clearly their demand from markets outside of semi is on a totally different schedule or cycle than the semi markets. And while we have limited market share there they've had some recent successes that have clearly shown in the increase in bookings in that space which were up roughly 12% quarter over quarter to 38% of our bookings. So I think we clearly expect continued growth in those verticals outside of semi.

Les Sulewski:

Fair enough. And are you seeing any new competition coming in into the thermal side?

Robert Matthiessen:

Not really. We're the guys that are coming in in a lot of these areas. And so you'd have to talk to the guys that use the supply we're getting now. So we're the aggressors right now.

Hugh Regan:

As we've said Les, our semi custom solutions are displacing off-the-shelf products created by several vendors. So in essence we've not seen anyone yet trying to do what we do on a semi custom basis.

Les Sulewski:

And perhaps one last from me, just maybe a quick update on the acquisition front.

Hugh Regan:

Well all we can say is I remind everyone that we continue to be very focused in this area but beyond that the lawyers remind me all the time that I really can't say more than that so we continue to focus and hope to have something to talk about in a future conference call.

Les Sulewski:

Fair enough. Thank you for the additional color.

Hugh Regan:

You are welcome.

Operator:

And we'll go next to Srini Sundararajan with Summit Research.

Srini Sundararajan:

Hello. Looking towards next year where do you think the major inflections might be in terms of driving your revenue ahead?

Hugh Regan:

Srini this is Hugh. I'd say it'll be in the thermal area that we hope to continue growing business in those verticals. We do expect our semi business to be up in '15 compared to '14, at least level with that. And to be honest with you we're optimistic that we'll see growth in all three segments in the semi area and then clearly we're focused on growth through acquisition as well. While I said I couldn't comment on when we expect to have a deal done we are very focused and would hope that we would have something to do in the next 12 months..

Srini Sundararajan:

Sure. And my next question is regarding the acquisition, what segment would it likely be directed towards and what kind of accretion profile do you want for the acquisition?

Hugh Regan:

As far as the segment we have said publicly that we are focused on opportunities that are thermally oriented technologies. So I'd expect that our acquisition will have something to do with thermally oriented technologies although I will add that we do look at some opportunities that are not thermally oriented and there's always the possibility that we could move forward or execute on one of those as well.

I think the common focus is that all the opportunities we are looking at serve verticals outside of semi and that clearly follows our diversification strategy. As far as accretion, the Company desires to have a deal that would be accretive from the day we would close the transaction, ex the first quarter in which we would have deal closing costs, but the deal would be immediately accretive.

Srini Sundararajan:

Okay, thank you.

Hugh Regan:

You're welcome.

[Non-material closing remarks omitted]

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